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                                                                     EXHIBIT 2.5
                            COVENANT NOT TO COMPETE


         THIS COVENANT NOT TO COMPETE agreement is dated May 8, 1995, by and among SL Industries, Inc., a New Jersey Corporation ("SLI"), SL Industries Acquisition Corp., a California corporation ("Purchaser") and Robert C. McLaughlin, a shareholder ("Shareholder") of Teal Electronics Corporation, a California corporation ("Seller").

                              W I T N E S S E T H:

         A. Purchaser, SLI and Seller entered into an Asset Purchase Agreement dated as of May 1, 1995 ("Asset Purchase Agreement") providing for the purchase of substantially all of the assets of Seller, of which Shareholder is a shareholder.

         B. Shareholder will benefit substantially from the sale of Seller's assets pursuant to the Agreement, and therefore is willing to enter into this Covenant Not To Compete Agreement, which is a condition precedent to Purchaser's and SLI's obligations under the Asset Purchase Agreement, and which is reasonable in light of all the circumstances.

         NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged:

         1. Shareholder hereby agrees that for a period commencing from and after the date hereof and continuing until April 30, 2000, Shareholder will not, in any city or county in the State of California, or in any other state in the United States or in Canada, Mexico, Argentina, Brazil, Switzerland, European Common Market, Israel, South Africa, Australia, Singapore, Taiwan, Hong Kong, China, Japan or South Korea, participate, directly or indirectly, in the ownership, management or operation of any person, firm, corporation or other entity which carries on a Business that is similar to or competitive with the Business operated by Seller; provided, that Shareholder shall be entitled to own up to 5% of the capital stock in a public company that operates a business competitive to that of Seller.

         2. The term "Business operated by Seller" is defined to mean the business of Seller described in Annex A to the Asset Purchase Agreement.

         3. It is recognized that damages in the event of a breach of this Covenant would be difficult, if not impossible, to ascertain, and it is therefore agreed that Purchaser and SLI shall have the right to an injunction or other equitable relief in any court of competent jurisdiction enjoining any such breach, and Shareholder hereby waives any and all defenses which Shareholder may have on the ground of lack of subject matter jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right shall not preclude any

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other rights and remedies at law or in equity which Purchaser or SLI may have against Shareholder for breach of this Covenant.

         4. Should this Covenant be deemed in restraint of trade by reason of the broadness of the terms hereof, it shall not be deemed void and shall nevertheless be enforceable for the maximum term and to the maximum extent that it is deemed reasonable to restrain such competitive conduct in relation to the transaction involving the sale by Seller to Purchaser of substantially all of its assets, including goodwill.

         5. Shareholder also agrees that during the period that this covenant is in effect, Shareholder shall not disrupt, damage, impair, or interfere with the Business operated by Seller, whether by way of interference with (a) Purchaser's employees, or (b) Purchaser's relationship with its customers, agents, vendors or representatives, or otherwise, and shall not induce or attempt to induce any personnel who are currently employed by, or who hereafter commence employment with, Purchaser, to discontinue such employment for the purpose of being employed by any competitor of Purchaser.

         6. This Agreement shall be binding upon and inure to the benefit of Purchaser, SLI and Shareholder and their respective successors and assigns and shall be governed by the laws of the State of California.

         7. No waiver by Purchaser or SLI of any breach of this Covenant shall be effective unless in writing and shall not in any way prejudice Purchaser or SLI with respect to any subsequent breach of this Covenant by Shareholder.

         8. The invalidity or unenforceability of any particular provision of this Covenant as may be determined by a court shall not affect the other provisions of this Covenant, and the remaining provisions of this Covenant shall be construed in all respects as if such invalid or unenforceable provision had not been contained herein.

         9. (a) Each individual executing this Agreement on behalf of Purchaser represents and warrants that he or she is duly authorized to execute this Agreement on behalf of Purchaser. Each such individual, and Purchaser, represent and warrant that all proceedings or corporate action required to be taken by Purchaser relating to the execution and delivery of this Agreement shall have been taken prior to the Closing.

                 (b) Each individual executing this Agreement on behalf of SLI represents and warrants that he or she is duly authorized to execute this Agreement on behalf of SLI. Each such individual, and SLI, represent and warrant that all proceedings or corporate action required to be taken by SLI relating to the execution and delivery of this Agreement shall have been taken prior to the Closing.

     10. ALL DISPUTES, CLAIMS AND CONTROVERSIES ARISING UNDER THIS AGREEMENT, OR A BREACH THEREOF, SHALL BE RESOLVED BY ARBITRATION THROUGH THE AMERICAN ARBITRATION ASSOCIATION IN ACCORDANCE WITH





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ITS RULES AND REGULATIONS.  Such arbitration shall be held in Southern
California. The award of the arbitrator may be enforced by any court of competent jurisdiction. The arbitration award shall be final and binding regardless of whether one of the parties fails or refuses to participate in the
arbitration.   Notwithstanding any of the foregoing provisions, either party may apply to a court of competent jurisdiction for such equitable relief as may be necessary to preserve and enforce his, her or its rights under the award.

         11. If any action is brought to enforce any of the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and costs in addition to any other relief.

         12. This covenant constitutes the entire agreement of Shareholder, Purchaser and SLI with respect to the subject matter hereof. It supersedes all previous agreements with respect to the subject matter hereof and may not be modified, amended or terminated except by a written agreement specifically referring to this Covenant Not To Compete agreement signed by Shareholder, Purchaser and SLI.

         IN WITNESS WHEREOF, Purchaser, SLI and Shareholder have executed this Covenant Not To Compete agreement as of the date and year first above written.

                                        SL INDUSTRIES, INC.,
                                        a New Jersey Corporation


                                        By:
                                           --------------------------------

                                        SL INDUSTRIES ACQUISITION CORP.,
                                        a California corporation


                                        By:
                                           --------------------------------



                                           --------------------------------
                                           Shareholder





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